Exhibit 10.8

MEMORANDUM OF AGREEMENT Dated:28 June 2010

Norwegian Shipbrokers’ Association’s Memorandum of Agreement for sale and purchase of ships. Adopted by The Baltic and International Maritime Council (BIMCO) in 1956.

Code-name

SALEFORM 1993

Revised 1966, 1983 and 1986/87.

Genco Diocletian Limited,

a Marshall Islands corporation,

hereinafter called the Sellers, have agreed to sell, and Massallia LLC, a Marshall Islands limited liability company, hereinafter called the Buyers, have agreed to buy

Name: Antheor (Hull No. 3032), being a 58,000 tdw Handymax Bulk Carrier

Classification Society/Class: BV I HULL + MATCH + CSR Bulk Carrier ESP BC-A, Holds no 2, 4 may be empty, unrestricted navigation, VERISTAR HULL, INWATER SURVEY, AUT-UMS, MONSHAFT

Built: , (See Clause 5 (b))	By: Yangzhou Dayang Shipbuilding Co., Ltd, PRC

Flag: Panama or equivalent flag	Place of Registration: N/A

Call Sign: N/A	Grt/Nrt: about 32,450 GT about 18,650 NT

Register Number: N/A

hereinafter called the Vessel, on the following terms and conditions:

Definitions

“Banking days” are days on which banks are open both in the country of the currency stipulated for the Purchase Price in Clause 1 and in the place of closing stipulated in Clause 8.

“In writing” or “written” means a letter handed over from the Sellers to the Buyers or vice versa, a registered letter, telex, telefax or other modern form of written communication.

“Classification Society” or “Class” means the Society referred to in line 4.

1.                                      Purchase Price US$36,200,000

2.                                      Deposit

As security for the correct fulfilment of this Agreement the Buyers shall pay a deposit of 10% (ten per cent) of the Purchase Price by 30 June 2010.

This deposit shall be placed with DnB NOR Bank ASA, London and held by them in a joint account for the Sellers and the Buyers, to be released in accordance with joint written instructions of the Sellers and the Buyers. Interest, if any, to be credited to the Buyers. Any fee charged for holding the said deposit shall be borne equally by the Sellers and the Buyers.

3.                                      Payment

The said Purchase Price, less the 10% deposit paid in accordance with Clause 2, shall be paid in full free of bank charges to such bank account as the Sellers may notify to the Buyers on delivery of the Vessel, but not later than 3 banking days after the Vessel is in every respect physically ready for delivery in accordance with the terms and conditions of this Agreement and Notice of Readiness has been given in accordance with Clause 5.

4.                                      Inspections - see Clause 21

This document is a computer generated SALEFORM 1993 form printed by authority of the Norwegian Shipbrokers’ Association. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original approved document shall apply. BIMCO and the Norwegian Shipbrokers’ Association assume no responsibility for any loss, damage or expense as a result of a discrepancies between the original approved document and this computer generated document.

5.                                      Notices, time and place of delivery

a)                                      The Sellers shall keep the Buyers regularly posted with regard to the actual delivery date of the Vessel and give the Buyers 30, 15, and 10 days approximate notice of delivery and 3 and 1 days definite Notice of Readiness for delivery of the Vessel.

The Buyers hereby acknowledge that the delivery of the Vessel by the Sellers under this Agreement is “back-to-back” with delivery of the Vessel to the trading house by the Builder and immediately thereafter transfered to the Sellers by the trading house, and that neither the trading house nor the Sellers intend to effect intermediate registration of the Vessel on their title prior to delivery of the Vessel to the Buyers hereunder.

b)                                     The Vessel shall be delivered safely afloat at a safe berth or safe anchorage within         or nearby Yangzhou Dayang Shipyard, PRC in the Sellers’ option.

Expected time of delivery: between 1 November 2010 and 31 December 2010 in the Sellers’ option

Date of cancelling                         Article VII of Shipbuilding Contract to apply in full but the Sellers shall not exercise any right of cancellation of the Shipbuilding Contract or the “back-to-back” contract with the trading house without the consent of the Buyers.

Should the Vessel become an actual, constructive or compromised total loss before delivery the deposit together with interest earned shall be released immediately to the Buyers whereafter this Agreement shall be null and void.

6.                                      NO Drydocking/Divers Inspection

7.                                      Spares/bunkers, etc.

The Sellers shall deliver the Vessel to the Buyers with everything belonging to her on board and on Shore and on order with all those parts mentioned in the Shipbuilding Specifications. All spare parts and spare equipment including belonging to the Vessel whether on board or not shall become the Buyers’ property. Forwarding charges, if any, shall be for the Buyers’ account. The Sellers are not required to replace spare parts which are taken out of spare and used as replacement prior to delivery, but the replaced items shall be the property of the Buyers. The radio installation and navigational equipment shall be included in the sale without extra payment. Unused stores and provisions shall be included in the sale and be taken over by the Buyers without extra payment. Spare parts and equipment, radio and navigational equipment are to be as per Shipbuilding Specifications.

All plans and drawings and other documents that are to be delivered to the Sellers by the Shipbuilder according to the Shipbuilding Contract and Shipbuilding Specifications are included in the sale and must be handed to the Buyers at the time of delivery.

The Buyers are to take over and pay extra for in service and stores: bunkers, greases, luboils, hydraulic oils, fresh water and other unbroached consumable stores supported by relevant invoices/vouchers.

8.                                      Documentation

The place of closing: In the Sellers’ option

In exchange for payment of the full Purchase Price along with any other payments called for in accordance with this Agreement, the Sellers shall furnish the Buyers with delivery documents as reasonably required by the Buyers for their registration of the Vessel to be advised by the Buyers in good time and to be incorporated in an Addendum to this Agreement.

9.                                      Encumbrances

The Sellers warrant that the Vessel, at the time of delivery, is free from all charters, contracts of affreightment, encumbrances, mortgages and maritime liens or any other debts whatsoever. The Sellers hereby undertake to indemnify the Buyers against all consequences of claims made against the Vessel which have been incurred prior to the time of delivery.

10.                               Taxes, etc.

Any taxes, fees and expenses in connection with the purchase and registration under the Buyers’ flag shall be for the Buyers’ account, whereas similar charges in connection with the closing of the Sellers’ register shall be for the Sellers’ account.

11.                               Condition on delivery

The Vessel with everything belonging to her shall be at the Sellers’ risk and expense until she is delivered to the Buyers, but subject to the terms and conditions of this Agreement she shall be delivered and taken over in accordance with the terms of this Agreement and the Shipbuilding Contract and Shipbuilding Specifications as reviewed and accepted by the Buyers with her class maintained without any recommendation*, save in the respect of classification society requirements which customarily apply to newly built vessels and which can only be satisfied post delivery, free of damage affecting the Vessel’s class, and with all her classification certificates and national and international trading certificates issued, valid for such minimum period customarily issued by class or the relevant authorities at the time of delivery. The Buyers shall accept any interim/short term/provisional certificates as issued by the Class at the time of delivery from the Builder. Buyers shall deal directly with Class for full term certificates after delivery of the Vessel.

12.                               Name/markings - see Clause 19

13.                               Buyers’ default

Should the deposit not be paid in accordance with Clause 2, the Sellers have the right to cancel this Agreement, and they shall be entitled to claim compensation for their losses and for all expenses incurred together with interest from the Buyers.

Should the Purchase Price not be paid in accordance with Clause 3, the Sellers have the right to cancel the Agreement, in which case the deposit together with interest earned shall be released to the Sellers. If the deposit does not cover their loss, the Sellers shall be entitled to claim further compensation for their losses and for all expenses incurred together with interest from the Buyers.

14.                               Sellers’ default

Should the Sellers fail to give Notice of Readiness in accordance with Clause 5a) or fail to be ready to validly complete a legal transfer by the date stipulated in line 61 the Buyers shall have the option of cancelling this Agreement provided always that the Sellers shall be granted a maximum of 3 banking days after Notice of Readiness has been given to make arrangements for the documentation set out in Clause 8. If after Notice of Readiness has been given but before the Buyers have taken delivery, the Vessel ceases to be physically ready for delivery and is not made physically ready again in every respect by the date stipulated in line 61 and new Notice of Readiness given, the Buyers shall retain their option to cancel. In the event that the Buyers elect to cancel this Agreement the deposit together with interest earned shall be released to them immediately.

Should the Sellers fail to give Notice of Readiness by the date stipulated in line 61 or fail to be ready to validly complete a legal transfer as aforesaid they shall make due compensation to the Buyers for their loss and for all expenses together with interest if their failure is due to proven negligence and whether or not the Buyers cancel this Agreement.

15.                               Buyers’ representatives - see Clause 17

16.                               Arbitration

a)*                               This Agreement shall be governed by and construed in accordance with English law and any dispute arising out of this Agreement shall be referred to arbitration in London in accordance with the Arbitration Act 1996 or any statutory modification or re-enactment thereof for the time being in force, one arbitrator being appointed by each party. On the receipt by one party of the nomination in writing of the other party’s arbitrator, that party shall appoint their arbitrator within seven (7) days, failing which the decision of the single arbitrator appointed shall apply. The two (2) arbitrators so appointed shall forthwith appoint a third arbitrator.

17.                                 Supervision and plan approval during construction of the Vessel to be carried out by S.T.C.O. (Setaf Technical Control Organisation) managed from Paris using a site team of qualified/experienced personnel in accordance with the Sellers’ usual standard. The Buyers are to have the right to place one observer at Yangzhou Dayang Shipyard, PRC for up to 2 (two) months prior to delivery of the Vessel to the Buyers. This observer shall form part of Setaf SAS’s supervision team but all costs connected with his stay at the shipyard in China are to be for the Buyers’ account. This observer shall have no authority whatsoever in the construction, drawing approval or any other matter relating to the Vessel. In any remark, the Buyers’ observer shall only report to Setaf SAS’s representative.

The Buyers shall also have the right for their Captain and Chief Engineer to attend Vessel’s sea trial.

18.                                 The Sellers undertake upon delivery of the Vessel to the Buyers to transfer to the Buyers the Builder’s guarantee of material and workmanship as per Shipbuilding Contract Article IX -Warranty of Quality and undertake to obtain the Builder’s consent to the transfer in favour of Buyers latest at time of delivery.

If Setaf SAS pursuant to the Shipbuilding Contract have a claim for liquidated damages for delayed delivery or deficiencies in the Vessel, the amount(s) specified as agreed liquidated damages in the Shipbuilding Contract shall be paid to the Buyers by way of reduction of the Purchase Price (it being understood and agreed by Sellers and Buyers that any such reduction of Purchase Price, or any other reduction in accordance with Clause 18 is by way of liquidated damages and not by way of penalty).

The Vessel shall be delivered to the Buyers only once she is in all respects ready in accordance with the Shipbuilding Contract and Specifications. However the Buyers shall accept the Vessel if Setaf SAS is obliged to take delivery of the Vessel under the Shipbuilding Contract Article III always with the provisions that any liquidated damages are transferred to the benefit of the Buyers.

19.                                 The Vessel is to be built in accordance with the full Specifications, makers lists, plans and all documentation shall not be changed or amended in any way by the Buyers. The Buyers shall have the right to nominate the name of the Vessel and the funnel mark, details and drawings of which shall be provided by the Buyer, it being agreed that any additional cost for work/paint over and above what is provided for on the Shipbuilding Contract shall be for the Buyers’ account.

The vessel shall be delivered without grabs, however the cranes shall be delivered with necessary fittings for operating electro hydraulic grab of SMAG make. 18cbm grabs will be Buyers’ supply and the Sellers shall have no responsibility in respect thereof except that they shall arrange for the supply of one set of such grabs to the Buyers at cost of EUROS 246,000 (two hundred and forty six thousand) for which the Buyers shall pay extra at the time of delivery.

20.                                 Any references in this MoA to the ‘Shipbuilding Contract’ shall be deemed to refer to the Shipbuilding Contract provided to Buyers.

Any reference in this MOA to the “Specifications” shall be deemed to refer to the following:

Makers Lists

Building Specifications/comments to

GA-plan, SDA-BC58KA-100-002, revised 15.04.2008

21.                                 This sale is outright and definite, subject only to the terms and conditions of this Agreement. This Agreement shall be promptly signed and exchanged by fax by the Sellers and the Buyers, with first and second originals to be executed thereafter.

22.                                 It isessential to both the Buyers and Sellers that this sale and all further discussions shall remain strictly private and confidential and not to be released to any third parties except as required under applicable law, including without limitation, securities laws, rules and regulations, and rules and regulations of any applicable stock exchange.

23.                                 On delivery the Seller shall provide the Buyer with all the documentation relating to the vessel received from the trading house and the builder.

24.                                 Clauses 9 and 10 of this Agreement shall survive the closing of the purchase of the Vessel.

Genco Diocletian Limited	Massallia LLC
The Sellers	The Buyers

Attorney in Fact